ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into as of March 6, 2000, by and among TPST Soil Recyclers of California Inc., a California corporation ("Seller"), and Nove Investments I, LLC, a California limited liability company ("Buyer).

         WHEREAS, Seller is the owner of certain equipment, buildings, contracts and other rights with respect to a soil remediation facility located at the West Contra Costa Sanitary Landfill, Contra Costa County, California (the "Facility"); and

         WHEREAS, Buyer desires to purchase and Seller desires to sell all of Seller's right and interest in the assets relating to the Facility and the business of providing soil remediation services at the Facility (the "Business"), all upon the terms and subject to the conditions set forth herein;

         NOW, THEREFORE, for and in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, the parties hereby agree as follows:

                                    ARTICLE 1

                                PURCHASE AND SALE

         Section 1.1 PURCHASE AND SALE OF ASSETS OF SELLER. At the Closing (as defined in Section 2.3), Seller shall sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to Buyer, and Buyer shall purchase from Seller, subject to the terms and conditions hereof, the following assets (collectively, the "Purchased Assets") constituting all of the assets of Seller used in the Business at the Facility other than the name "TPS Technologies", free and clear of any mortgage, attachment, lien, pledge, option, title retention, conditional sale or other security interest, restriction, claim, charge or other encumbrance of any kind except Permitted Liens (as defined in Section 3.1(f)):

                  (i) CONTRACT RIGHTS. All right, title and interest of Seller in, under and to the contracts listed on EXHIBIT A, and all rights, causes of action and claims related thereto (the Contracts");

                  (ii) BOOKS AND RECORDS. All books, records and accounts, correspondence, technical, accounting, manufacturing and procedural manuals and customer lists and reports located at the Facility and relating to the Business;

                  (iii) PERMITS AND APPROVALS. All right, title and interest of Seller, if any, in and to the permits, franchises and licenses listed on EXHIBIT B (the "Permits");

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                  (iv) FIXED ASSETS. All rights, titles and interest of Seller in and to the fixed assets and other equipment listed on EXHIBIT C, including any documentation and warranties related thereto; and

                  (v) INTELLECTUAL PROPERTY. Any licenses and or other legal rights necessary to operate the Business and the equipment.

         Section 1.2 ASSUMPTION OF LIABILITIES. At the Closing, Buyer shall assume all of the liabilities and obligations of Seller under the Contracts (set forth on Exhibit A hereto), all liabilities and obligations relating to the physical Facility and the land on which the Facility is located such as environmental liabilities (hereinafter referred to as "Sub-surface Liabilities"), and all liabilities of the Business arising on and after the Closing Date but excluding all liabilities of the Business which existed prior to the Closing Date, provided, however, Sub-surface Liabilities shall be assumed by Buyer (the "Assumed Liabilities").

                                    ARTICLE 2

                         PURCHASE PRICE; CLOSING; ESCROW

         Section 2.1 PURCHASE PRICE. Subject to the terms and conditions of this Agreement and subject to adjustment as set forth in Section 2.5, Buyer agrees to pay a purchase price of $400,000 (the "Purchase Price"). $250,000 of the Purchase Price (the "Escrowed Amount") shall be placed in escrow subject to the terms and conditions of an escrow agreement in the form attached as EXHIBIT D.

         Section 2.2 ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated as set forth in EXHIBIT E. Buyer and Seller will each report the federal, state, provincial, foreign and local income and other tax consequences of the transaction contemplated hereby in a manner consistent with such allocation.

         Section 2.3 TIME AND PLACE OF CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") will take place on or before March 6, 2000 at such time and at such place, as the parties hereto mutually agree (the "Closing Date").

         Section 2.4 DELIVERIES AT CLOSING.

         (a) At the Closing, Buyer shall deliver the following:

                  (i) Wire transfer of $150,000 to an account designated by Seller;

                  (ii) Wire transfer of $250,000 to an account designated by the Escrow Agent;

                  (iii) Assumption Agreement executed by Buyer;

                  (iv) The Escrow Agreement executed by Buyer;


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                  (v) The Management Agreement in the form attached as EXHIBIT F
(the "Management Agreement") executed by Buyer; and

                  (vi) The Termination Agreement in the form attached as EXHIBIT G terminating that certain Agreement to Operate Soil Remediation Facility among West Contra Costa Sanitary Landfill, Inc. ("WCCSL"), Seller and West County Landfill, Inc. and the Corporate Guaranty of Thermo Remediation Inc. (now ThermoRetec Corporation), each dated September 25, 1996 (the "Termination Agreement") executed by WCCSL and West County Landfill, Inc.

         (b) At the Closing, Seller shall deliver to Buyer:

                  (i) The Purchased Assets;

                  (ii) A Bill of Sale executed by Seller;

                  (iii) The Escrow Agreement executed by Seller;

                  (iv) The Management Agreement executed by Seller; and

                  (v) The Termination Agreement executed by Seller.

         Section 2.5 EQUIPMENT TESTS; ADJUSTMENT OF PURCHASE PRICE.

         (a) Immediately following the Closing (if it has not been done prior to the Closing), Seller agrees to make the repairs, at Seller's sole expense, to the defective burner, drum flights and propane pipe lines described in EXHIBIT H (the "Repaired Equipment"). Immediately following completion of the repairs to the Repaired Equipment, but in any event prior to the end of the period covered by the Management Agreement, Seller shall conduct tests to determine the fuel efficiency of the Repaired Equipment. The nature of the soil to be processed, the tonnage of the soil to be tested, the fuel, the testing criteria and the nature of the certification to be provided by Seller to Buyer are set forth in
EXHIBIT I.

         (b) The Purchase Price shall be subject to adjustment based on the certified test results as follows:

         If the number of gallons of fuel used in the test divided by the tons of soil treated is less than 18, no adjustment in the Purchase Price shall be made. The Purchase Price shall be reduced by $6,000 for each one-tenth of a gallon of fuel used per ton of soil treated in the test in excess of 18 gallons per ton of soil, up to a maximum reduction of $200,000.

         (c) Any reduction of the Purchase Price pursuant to (b) above shall be made out of the Escrowed Funds, with the balance, if any, paid to Seller. All payments made out of the Escrow Fund shall be made in accordance with the provisions of the Escrow Agreement.

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         (d) If at any time prior to the conclusion of the Term of the
Management Agreement Buyer has obtained and delivered to Seller originals of releases from each of Nevada Hydrocarbon, Inc. and Charles C. Chisholm (the "Chisholm Parties") releasing Seller and its affiliates, officers, directors and employees from any and all claims, damages, liabilities from the beginning of time to the date of signature of the release signed by or on behalf of each of them (the "Chisholm Party Releases") or, provided that Buyer shall deliver to Seller an indemnification from WCCSL, Inc. against claims against Buyer by the Chisholm Parties in a form reasonably acceptable to Buyer (the "Chisholm Indemnification"), then, $50,000 of the Escrowed Funds shall be paid to Buyer upon notice thereof by Buyer to the Escrow Agent and Seller pursuant to Section 4 of the Escrow Agreement. If at the conclusion of the Term of the Management Agreement Buyer has not obtained and delivered the Chisholm Party Releases or the Chisholm Indemnification to Seller, then, $50,000 of the Escrowed Funds shall be paid to Seller upon notice thereof by Seller to the Escrow Agent and Buyer pursuant to Section 4 of the Escrow Agreement.

                                    ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES

         Section 3.1 REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Buyer that, except as set forth in a schedule to the Disclosure Statement attached as SCHEDULE 3.1:

         (a) ORGANIZATION AND QUALIFICATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite power and authority to own, operate, lease and license its properties and to carry on its business as it is now being conducted.

         (b) AUTHORITY. Seller has full right, power, capacity and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized by all necessary corporate action on the part of Seller and constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. Neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) conflict with or result in a violation, breach, termination or acceleration of, or default under (or would result in a violation, breach, termination, acceleration or default with the giving of notice or passage of time, or both), any of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of Seller, as amended, or of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Seller is a party or by which Seller, or any of its properties or assets, may be bound or affected; (ii) result in the violation of any order, writ, injunction, decree, statute, rule or regulation applicable to Seller, or its properties or assets; or (iii) result in the imposition of any lien, encumbrance, charge or claim upon any of the Purchased Assets. No consent or approval by, or notification to or filing with, any court, governmental authority or third party is required in connection with the execution, delivery and performance of this Agreement by Seller, or the consummation of the transactions contemplated hereby.

         (c) FINANCIAL STATEMENTS. Seller has delivered to Buyer prior to the execution of this Agreement true and complete copies of the unaudited balance sheets of the Business as of the end of


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each month of 1999 and of January 2000 (the "Balance Sheets") and the unaudited income statements of the Business for the fiscal monthly periods of October, November and December 1999 and January 2000 (the "Operating Statements", which, together with the Balance Sheets, are hereinafter sometimes collectively referred to as the "Financial Statements"), which Financial Statements are true and correct in all material respects.

         (d) NO UNDISCLOSED LIABILITIES. Seller has no liabilities or obligations of any nature with respect to the Business or the Facility other than those set forth in the Financial Statements or arising under the Contracts, or as otherwise disclosed in this Agreement. As used in this Agreement, the term "liability" includes those liabilities which are known or unknown, absolute, accrued, contingent or otherwise, and whether due or to become due.

         (e) TAXES. Seller has accurately prepared and duly and timely filed all federal, state, local or foreign tax and other returns and reports which were required to be filed, in respect of all income, franchise, excise, sales, use, property (real and personal), payroll and other taxes, levies, imports, duties, license and registration fees, charges or withholdings of any nature whatsoever related to the Business (collectively, "Taxes"), and has paid all Taxes due with respect to the Business except for where the same are being contested in good faith and adequate reserves have been established therefor. Seller is not in default in the payment of any Taxes due and payable or on any assessments received in respect thereof; and there are no claims pending or, to the best of Seller's knowledge, threatened, against Seller for past due Taxes, nor is there any basis for any such claim. Seller has withheld or collected from each payment made to each of the consultants or other payees of the Business the amount of all Taxes required to be withheld or collected therefrom, and, to the extent required by law has paid the same to the proper tax receiving officers or authorized depositories.

         (f) PROPERTIES. Seller has good, full and valid title to, or a valid and continuing license of, the fixed assets included in the Purchased Assets, free and clear of all mortgages, liens, attachments, pledges, encumbrances or security interests of any nature whatsoever, except for liens for taxes not yet due (the "Permitted Liens").

         No facility or site (other than the Facility) has been or is currently owned, leased or licensed by Seller with respect to the Business. There are no claims, litigation or other proceedings (including without limitation notices of violation, notices of noncompliance, citations, orders, consent orders, investigation reports, consent decrees or administrative or judicial enforcement proceedings) affecting the Business pending or, to the best knowledge of Seller, threatened, which could have an adverse effect on the use of any such property for the purposes for which it was licensed by Seller.

         All licenses pursuant to which Seller licenses personal property with respect to the Business or the Facility are in good standing, and are valid and in full force and effect in all material respects in accordance with their respective terms. There are no material defaults under any such licenses attributable to Seller, and no event has occurred that (whether or not with notice, lapse of time or both) would constitute such a default.

         (g) INVENTORIES. Seller does not maintain any inventory with respect to the Business or the Facility, except as shown on SCHEDULE 3.1(G).


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         (h) PURCHASE AND SALE COMMITMENTS. Seller has no outstanding purchase commitments with respect to the Business or the Facility other than those contained in the Contracts. Seller has no outstanding commitment for the sale of any product or service with respect to the Business or the Facility other than purchase orders or contracts for soil remediation services entered into in the ordinary course of business, all of which are included in the Contracts.

         (i) GOVERNMENTAL AUTHORIZATIONS. Seller is in compliance with the requirements of the Permits, and no suspension, modification or cancellation of any of them is threatened to the best knowledge of Sellers. Except for the failure of the applicable governmental authority to approve the transfer to Buyer of any of the Permits, Seller has no knowledge of any fact or circumstance, which would prevent, limit or restrict Buyer from utilizing the Permits, in its own name and on its own behalf. To the best knowledge of Seller, there is no fact or circumstance that would prevent or materially impede Buyer from obtaining the consent or approval of all applicable governmental authorities to the transfer to Buyer of the Permits. Seller has furnished or made available to Buyer all reports filed by Seller with respect to the Business or the Facility with any governmental agency in the last two (2) years. To the best knowledge of Seller, and WCCSL, jointly or severally, have all necessary Permits to operate the Business at the Facility.

         (j) MATERIAL CONTRACTS. Except for the Contracts, Seller is not a party to or bound by any written or oral:

                  (i) lease with respect to any real property;

                  (ii) contract for the purchase of materials, supplies or services, or lease of personal property;

                  (iii) dealer's, manufacturer's representative, sales agent's or distributor's agreement;

                  (iv) contract under which any amount payable is dependent upon the revenues of the Business;

                  (v) mortgage, chattel mortgage, pledge, title retention, conditional sales contract, factoring agreement, security agreement, UCC financing statement or similar agreement encumbering any of the Purchased Assets;

                  (vi) contract or other commitment for capital expenditures;

                  (vii) licensing agreement under which royalties or other payments are paid or received on behalf of the Business;

                  (viii) agreement, contract, arrangement, commitment, understanding or obligation included in the Purchased Assets or Assumed Liabilities with, to or from Seller pursuant to which any officer, director or affiliates of Seller has any personal interest, whether direct or indirect; or

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         (k) VALIDITY. Except as set forth on the Disclosure Statement:

                  (i) Each Contract is a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, and Seller has no knowledge that any Contract is not a valid and binding agreement of the other party or parties thereto enforceable against such other party or parties in accordance with its terms;

                  (ii) Seller has fulfilled in all material respects all material obligations required pursuant to the Contracts to have been performed by it prior to the Closing Date, and Seller has no reason to believe that Seller would not be able to fulfill, when due, all of its obligations under the Contracts which remain to be performed after the Closing Date;

                  (iii) Seller is not in material breach of or default under any Contract, and no event has occurred which with the passage of time or giving of notice or both would constitute such a default, result in a loss of rights or result in the creation of any lien, charge or encumbrance on the Purchased Assets, thereunder or pursuant thereto; and

                  (iv) To the best knowledge of Seller, there is no existing or threatened material breach or default by any other party to any Contract, and no event has occurred which with the passage of time or giving of notice or both would constitute a default by such other party, result in a loss of rights or result in the creation of any lien, charge or encumbrance thereunder or pursuant thereto.

         True, correct and complete copies of all Contracts have previously been delivered or made available by Seller to Buyer.

         (l) NO CHANGES. Except as set forth in Section 3.1(l) of the Disclosure Schedule, since the date of the Balance Sheet, there has not been:

                  (i) Any change in the physical condition, assets, or liabilities of the Business except for changes in the ordinary course, none of which individually or in the aggregate has been or will be materially adverse to the Business;

                  (ii) Any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the business prospects or any property of the Business;

                  (iii) Any increase in the compensation payable or to become payable by Seller to any of its employees, agents or consultants engaged by the Business or any bonus arrangement made with any of such persons, except those made in the normal and ordinary course of business and consistent with general prevailing practices of the Business;

                  (iv) Any mortgage, lien, pledge, encumbrance or security interest (other than liens for current taxes not yet due and payable) created on any of the Purchased Assets, or assumed, by Seller or others, with respect to any such assets;

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                  (v) Any amendment, termination or waiver of any material right belonging to Seller with respect to the Business or the Facility;

                  (vi) Any strike, labor dispute or labor union trouble (including, without limitation, any negotiation or request for negotiation, with respect to any union representation or any labor contract);

                  (vii) Any indebtedness or other liability or obligation (whether absolute, accrued, contingent or otherwise) incurred, or other transaction engaged in by Seller solely with respect to the Business, except those in the ordinary course of business;

                  (viii) Any other action or event not in the ordinary course of business.

         (m) LITIGATION OR PROCEEDINGS. With respect to the Business or the Facility, Seller is not engaged in, or a party to, or, to the best knowledge of Sellers, threatened with, any claim or legal action or other proceeding before any court, any arbitrator of any kind or any administrative agency, or any governmental investigation, nor to the best of its knowledge does any basis for any such claim or legal action or other proceeding or governmental investigation exist, other than potential claims of the Chisholm Parties. There are no orders, rulings, decrees, judgments or stipulations with respect to the Business or the Facility, to which Seller is a party by or with any court, arbitrator or administrative agency affecting the Business or the Purchased Assets.

         (n) COMPLIANCE WITH LAWS. With respect to the Business or the Facility, Seller (i) has not been or is in violation of any applicable building, zoning, occupational safety and health, pension, export control, environmental control or other federal, state, local or foreign law, ordinance, regulation, rule, order or governmental policy, or any employment, equal opportunity or similar law, ordinance, regulation, rule, order or governmental policy, or any other law, ordinance, regulation, rule, order or governmental policy; (ii) has not received any complaint from any governmental authority, and to the best knowledge of Sellers, none is threatened, alleging that Seller has violated any such law, ordinance, regulation, order or policy; (iii) has not received any notice from any governmental authority of any pending proceedings to take all or any part of the properties of Seller (whether leased, licensed or owned) by condemnation or right of eminent domain and, to the best knowledge of Sellers, no such proceeding is threatened; and (iv) is not a party to any agreement or instrument, or subject to any charter or other corporate restriction or judgment, order, writ, injunction, rule, regulation, code or ordinance, which adversely affects, or might reasonably be expected adversely to affect, the Business, the Facility or the Purchased Assets.

         (o) BROKERS AND FINDERS. Seller has not employed any broker, agent or finder or incurred any liability for any brokerage fees, agents' commissions or finders' fees in connection with the transactions contemplated hereby, except that Seller's parent company has hired EnCapital Inc. of Boston, Massachusetts to represent it in the sale of the Facility as well as certain other properties.

         (p) REAL PROPERTY. With respect to the Business or the Facility, Seller has never owned any real property.

         Section 3.2. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby represents and warrants to Seller that:


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         (a) ORGANIZATION AND GOOD STANDING. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

         (b) AUTHORITY. The execution and delivery hereof, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Buyer, and this Agreement constitutes the valid and legally binding obligation of the Buyer enforceable against it in accordance with its terms. Neither the execution and delivery hereof by Buyer nor the consummation of the transactions contemplated hereby by will conflict with or result in a violation, breach or termination of or default under (or would result in a violation, breach, termination or default with the giving of notice or passage of time or both) any of the terms, conditions or provisions of the Certificate of Incorporation or Bylaws of Buyer or of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Buyer is a party, or by which Buyer or any of their respective properties or assets is bound or affected or (ii) result in the violation of any order, writ, injunction, decree, statute, rule or regulation applicable to or its properties or assets. No consent or approval by, or notification to or filing with, any court, governmental authority or third party is required in connection with the execution, delivery and performance of this Agreement by Buyer or the consummation of the transactions contemplated hereby.

         (c) BROKERS AND FINDERS. Buyer has not, directly or indirectly, employed any broker, agent or finder or incurred any liability for any brokerage fees, agents' commissions or finders' fees in connection with the transactions contemplated hereby.

                                    ARTICLE 4

                             MODIFICATION AND WAIVER

         Section 4.1. MODIFICATION. This Agreement may be amended, modified or supplemented only by a writing signed by the party against whom enforcement of the amendment is sought.

         Section 4.2. WAIVERS. Any party may, by a written signed instrument, extend the time for or waive the performance of any of the obligations of another party or waive compliance by such other party with any of the covenants or conditions contained herein. No waiver at any time of any provision hereof by any party shall be construed as a waiver of any other provision hereof.




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                                    ARTICLE 5

                                 INDEMNIFICATION

         Section 5.1. INDEMNIFICATION BY SELLER. Subject to the terms and conditions of this Article 5, Seller shall defend and indemnify Buyer for the full amount of all damages (as defined below) suffered by Buyer as a result of:

                  (i) the material inaccuracy of any representation or warranty made by Seller in or pursuant to this Agreement, or the omission of any material fact relating thereto;

                  (ii) any material failure by Seller to perform any obligation or comply with any covenant or agreement specified herein; or

                  (iii) any liability or obligation other than as included in the Assumed Liabilities arising out of the operation of the Business by Seller prior to the Closing Date.

         For the purpose of this Article 5, the term "damages" shall be determined and computed by reference to the effect of the compensable event on Buyer and/or Seller and shall be deemed to include without limitation all losses, liabilities, expenses or costs incurred by Buyer, including without limitation reasonable attorneys' fees and disbursements and court costs.

         Section 5.2. INDEMNIFICATION BY BUYER. Subject to the terms and conditions of this Article 5, Buyer shall defend and indemnity Seller for the full amount of all damages suffered by a direct or indirect result of (i) the material inaccuracy of any representation or warranty made by Buyer in or pursuant to this Agreement, or the omission of any material fact relating thereto; (ii) any material failure by Buyer to perform any obligation or comply with any covenant or agreement specified herein or (iii) any liability or obligation arising out of the operation of the Business by Buyer or its designee after the Closing Date.

         Section 5.3. LIMITATION OF LIABILITY. The maximum liability of Buyer under clause (i) of Section 5.2 or of Seller under clause (i) of Section 5.1, shall not exceed the Purchase Price. It is expressly understood and agreed that the limitations on liability set forth in this Section 5.3 shall in no event be deemed to apply to (a) the liability of Buyer under clauses (ii) or (iii) of
Section 5.2 above or (b) the liability of Sellers under clauses (ii) or (iii) of
Section 5.1 above. Notwithstanding the foregoing, Seller shall have no liability to Buyer unless and until the aggregate value of all damages for which Buyer is entitled to indemnification hereunder exceeds $100,000.

         Section 5.4. CLAIMS FOR INDEMNIFICATION. Whenever any claim shall arise for indemnification under this Article 5 the party seeking indemnification (the "Indemnified Party"), shall promptly notify the party from whom indemnification is sought (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice to the Indemnifying Party shall specify, if known, the amount or any estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without

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the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, unless suit shall have been instituted against it and the Indemnifying Party shall not have taken control of such suit as provided in
Section 5.5 of this Agreement.

         Section 5.5 DEFENSE BY INDEMNIFYING PARTY. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if
(i) the claim is one for money damages only and (ii) the Indemnifying Party acknowledges to the Indemnified Party in writing its obligations to indemnity the Indemnified Party with respect to all elements of such claim. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within thirty (30) days after the date such claim is made;
(a) the Indemnified Party may defend against such claim or litigation, in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense.

         Section 5.6. SURVIVAL OF REPRESENTATIONS. The representations and warranties set forth in Sections 3.1 and 3.2 shall survive the Closing and any investigation at any time made by or on behalf of the parties hereto until March 1, 2001. Buyer shall be presumed to have relied upon the representations and warranties of Seller, and Seller shall be presumed to have relied upon the representations and warranties of Buyer, notwithstanding any investigation made by any party prior to Closing.

                                    ARTICLE 6

                                    COVENANTS

         Section 6.1 SHARING OF DATA. Seller shall have the right for a period of seven (7) years following the Closing Date to have access, during normal business hours and upon reasonable notice, to such books, records and accounts, including without limitation financial and tax information, correspondence and other similar information, as are transferred to Buyer pursuant to the terms of this Agreement as shall be necessary to permit them to comply with their obligations under applicable securities, tax, environmental or other laws and regulations. Buyer shall have the right for a period of seven (7) years following the Closing Date to have access, during normal business hours and upon reasonable notice, to such books, records and accounts, including without limitation financial and tax information, correspondence and other similar information, which are retained by Seller pursuant to the terms of this Agreement as shall be necessary to permit Buyer to comply with its obligations under applicable securities, tax, environmental or other laws and regulations.

         Section 6.2. COOPERATION IN LITIGATION. Each party hereto will fully cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such party relating to or arising out of the Business or the Facility

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prior to the Closing Date or the conduct of the Business by Buyer after the
Closing Date (other than litigation arising out of the transactions contemplated by this Agreement). The party requesting such cooperation shall pay the out-of-pocket expenses (including without limitation reasonable legal fees and disbursements and court costs) of the party providing such cooperation and of its officers, directors, employees and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the party providing such cooperation for such party's time spent in such cooperation or the salaries or costs of fringe benefits or similar expenses paid by the party providing such cooperation to its officers, directors, employee and agents while assisting in the defense or prosecution of any such litigation or proceeding.

         Section 6.4. TRANSFER AND SALES TAX. Each party shall pay all sales, use, transfer and other taxes, if any, applicable to it as a result of the sale or transfer of any of the Purchased Assets hereunder.

         Section 6.5. EXPENSES. Buyer and Seller will bear entirely their respective expenses incurred in connection with this Agreement and the transactions contemplated hereby, including but not limited to legal and accounting expenses.

         Section 6.6. REIMBURSEMENT FOR REPAIR OF RUPTURED TEST WELLS. Seller agrees to reimburse Buyer up to $151,955 minus $30,0000, the amount previously deposited as security by Seller to Buyer to cover actual expenses incurred by Buyer for engineering and other work required to repair the existing ruptured test wells caused by the shifting of the Facility. All reimbursements shall be made within thirty (30) days of receipt by Seller of an invoice therefore, with back up supporting invoices.

         Section 6.7. PRORATION OF REAL ESTATE TAXES AND UTILITIES. Seller agrees to reimburse Buyer upon demand for real estate taxes and utility charges covering the period through the Closing Date and Buyer agrees to reimburse Seller for any prepaid real estate taxes and utilities covering the period following the Closing Date.

         Section 6.8. USE OF NAME AND MARKETING MATERIALS. Seller grants Buyer the right to use the name "TPS Technologies" in connection with the Business at the Facility for the duration of the Management Agreement. Buyer agrees to use reasonable efforts to change the name under which the Business is conduced as soon as practicable following termination of the Management Agreement, but in any event, no later than 6 months from the Closing Date. For the duration of the Management Agreement, Buyer also may use and distribute marketing materials containing the TPS Technologies name that are included in the Purchased Assets. Buyer may use words in its marketing materials to the effect that the Facility and the process employed by the Facility were designed by TPS for so long as such statement shall remain true. Buyer may use the substance of the text of Seller's marketing materials provided that Buyer shall not use Seller's name after 6 months from the Closing Date except as allowed under the terms of this
Section 6.8. Buyer shall provide Seller with a copy of any marketing materials using Buyer's name for Seller's approval prior to distribution. Seller shall approve such materials provided that they are consistent with this Section 6.8.

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         Section 6.9. SOIL INVENTORY. The final inventory as of the close of business of the day immediately prior to the Closing is 3670 tons.

         Section 6.10. NONCOMPETE. Until September 30, 2006, Seller agrees and covenants that neither Seller nor any affiliate of Seller shall operate any facility or enter into any agreement by which facilities now owned by Seller or any of its affiliates or purchasers of such facilities may process PCM (as defined in the Operating Agreement) within the area bounded by latitude 36.5 on the south, latitude 40.5 on the north, and the borders of California on the east and west, (the "Service Zone"), nor process any PCM originating in the Service Zone at any facility located outside the Service Zone.

         Section 6.11. CONTINUING HEALTHCARE BENEFITS. For a period of thirty days following date, after the Closing Date, when employees of Seller are hired by Buyer, Seller shall, at Seller's expense, maintain the medical insurance coverage of each of Seller's employees who becomes an employee of Buyer.

                                    ARTICLE 7

                                     GENERAL

         Section 7.1. NOTICES. All notices, requests, demands, consents and other communications which are required or permitted hereunder shall be in writing, and shall be deemed given when actually received or if earlier, one day after deposit with a nationally recognized air courier or express mall, charges prepaid or three days after deposit in the U.S. mail by certified mall, return receipt requested, postage prepaid, addressed as follows:

         If to Seller:

                           TPST Soil Recyclers of California, Inc.
                           c/o TPS Technologies Inc.
                           7400 E. MacDonald Dr., Suite 3-123
                           Scottsdale, AZ 85250
         Attention:        President

         With a copy to:

                           TPS Technologies Inc.
                           81 Wyman Street
                           Waltham, Massachusetts 02254-9046
         Attention:        General Counsel


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         If to Buyer:

                           Nove Investments I, LLC
                           c/o West Contra Costa Sanitary Landfill, Inc.
                           3260 Blume Drive, Suite 210
                           Richmond, CA  94806
         Attention:        Dennis Varni, CFO

         With a copy to:

                           Norris &  Norris,  PC 3260  Blume  Drive,  Suite  400
                           Richmond, CA 94806
         Attention:        Richard Norris, Esq.

or to such other address as any party hereto may designate in writing to the other parties, specifying a change of address for the purpose of this Agreement.

         Section 7.2. ENTIRE AGREEMENT. This Agreement supersedes any and all oral or written agreements or understandings heretofore made relating to the subject matter hereof (including without limitation the Letter of Intent among Buyer and Seller dated January 7, 1999, and constitutes the entire agreement of the parties relating to the subject matter hereof

         Section 7.3. PARTIES IN INTEREST. All covenants and agreements, representations and warranties contained in this Agreement made by or on behalf of any of the parties hereto shall bind and inure to the benefit of the parties hereto and, subject to Section 7.9, their respective successors and assigns.

         Section 7.4. NO IMPLIED RIGHTS OR REMEDIES. Except as otherwise expressly provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, firm or corporation, other than the parties hereto, any rights or remedies under or by reason of this Agreement.

         Section 7.5. HEADINGS. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning hereof

         Section 7.6. SEVERABILITY. If any provision of this Agreement shall be declared void or unenforceable by any judicial or administrative authority, the validity of any other provision shall not be affected thereby.

         Section 7.7. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The faxed signature of any party hereto shall be treated as the same as an original signature.


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         Section 7.8. EXHIBITS AND SCHEDULES The Exhibits, Schedules and the
Disclosure Statement attached hereto and referred to in this Agreement are a part of this Agreement for all purposes.

         Section 7.9. ASSIGNMENT. This Agreement and the rights and duties hereunder shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto, but shall not be assignable or delegable by any party without the prior written consent of the other parties and any purported assignment without such prior written consent shall be null and void; provided, however, that Buyer may assign some or all of its rights and obligations hereunder to an affiliate of Buyer without the consent of any other party hereto.

         Section 7.10. JOINT WORK PRODUCT. This Agreement is the joint work product of the duly authorized representatives of Buyer and Seller and, accordingly, in the event of ambiguities, no inferences will be drawn against either party.

         Section 7.11. FURTHER ASSURANCES. Sellers will execute and furnish to Buyer all documents and will do or cause to be done all other things that Buyer may reasonably request from time to time in order to give full effect to this Agreement and to effectuate the intent of the parties.

         Section 7.12. GOVERNING LAW. This Agreement shall be governed by the law of the State of California applicable to agreements made and to be performed wholly within such jurisdiction, without regard to the conflicts of laws provisions thereof.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.


                                    TPST SOIL RECYCLERS OF CALIFORNIA INC.


                                    By:/s/ George A. Catalano
                                       ----------------------
                                         George A. Catalano
                                         President

                                    NOVE INVESTMENTS I, LLC

                                    By:/s/ Dennis Vasni
                                       -----------------------







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